EXHIBIT 4.2


                     STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated May 23, 1995, is by and between MERIDIAN BANCORP, INC., a Pennsylvania corporation ("Meridian"), and UNITED COUNTIES
BANCORPORATION, a New Jersey corporation ("UCB").

                           BACKGROUND

          1. Meridian and UCB desire to enter into an agreement, dated May 23, 1995 (the "Agreement"), providing, among other things, for the merger of UCB and Meridian, with Meridian surviving the merger (the "Merger").

          2. As a condition of Meridian entering into the Agreement on the terms and conditions relating to price set forth in the Agreement, UCB is granting to Meridian an option to purchase up to 375,000 shares of common stock of UCB, subject to adjustment as provided in Section 5, on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, Meridian and UCB, intending to be legally bound hereby, agree:

          1. Grant of Option. UCB hereby grants to Meridian, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 375,000 shares (the "Option Shares") of common stock, stated value $1.00 per share (the "Common Stock"), of UCB, subject to adjustment as provided in
Section 5, at a price per share (the "Option Price") equal to $125.00; provided, however, that in the event UCB issues or agrees to issue (including through the issuance of any Rights (as defined in the Agreement)) any shares of Common Stock, except for shares issuable under outstanding stock options, at a price less than $125.00 per share (as adjusted pursuant to Section 5 of this Stock Option Agreement), such $125.00 per share price shall be reduced to such lesser price.

           2. Exercise of Option. Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 21, Meridian may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

               (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Meridian, an affiliate of Meridian or any present shareholder of UCB which or who presently owns more than 9.9% of the presently outstanding shares of Common Stock, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 9.9% of the then outstanding shares of Common Stock; provided, however that a Triggering Event shall occur under this Section 2(a) in the event any present shareholder of UCB which or who presently owns more than 9.9% of the presently outstanding shares of Common Stock increases such shareholder's beneficial ownership to greater than 14.9% of the then outstanding shares of Common Stock;

               (b) a person or group, other than Meridian or an affiliate of Meridian, enters into an agreement or letter of intent with UCB pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with UCB or United Counties Trust Company ("UCTC"), (ii) acquire all or substantially all of the assets of UCB or all or substantially all of the assets or liabilities of UCTC, or
     (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of UCTC; or

               (c) a person or group, other than Meridian or an affiliate of Meridian, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets of UCB or all or substantially all of the assets or liabilities of UCTC, or any other business combination involving UCB or UCTC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock, or any of the then outstanding shares of common stock of UCTC (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of UCB called to vote on the Merger, UCB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been postponed or cancelled; or

               (d) a person or group, other than Meridian or an affiliate of Meridian, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, UCB willfully takes any action in a manner which would materially interfere with UCB's ability to consummate the Merger or materially reduce the value of the transaction to Meridian;

               (e)  UCB breaches the covenant set forth at
     Section 4.06 of the Agreement; or

               (f) UCB breaches, in any material respect, any binding terms of the Agreement or any provision of this Stock Option Agreement or the Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; or

               (g) any affiliate of UCB breaches any material provision of the UCB Affiliate Agreement attached as
     Exhibit 1 to the Merger Agreement or breaches in any material respect the covenant set forth in Section 4.06 of the Agreement.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over UCB or in soliciting or inducing any other person (other than Meridian or an affiliate of Meridian) to do so.

          Notwithstanding the foregoing, the obligation of UCB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for UCB to issue the Option Shares, or Meridian to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          UCB shall notify Meridian promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by UCB shall not be a condition to the right of Meridian to exercise the Option. UCB will not take any action which would have the effect of preventing or disabling UCB from delivering the Option Shares to Meridian upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Meridian wishes to exercise the Option, Meridian shall send a written notice to UCB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it desires to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Meridian will make payment to UCB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by UCB, (b) UCB will deliver to Meridian a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Meridian or its designee, in such denominations as were specified by Meridian in its notice of exercise and bearing a legend as set forth below, and
(c) Meridian will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

               "The shares of stock represented by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless United Counties Bancorporation receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

          4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Meridian, UCB shall promptly prepare and file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Meridian shall specify in its request, and UCB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option or the Option Shares, provided that Meridian shall in no event have the right to have more than one such registration statement become effective, and provided further that UCB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which UCB's counsel delivers to UCB and to Meridian its unqualified opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition. In connection with such filing, UCB shall use its best efforts to cause to be delivered to Meridian such certificates, opinions, accountant's letters and other documents as Meridian shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. UCB shall provide to Meridian such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Meridian may reasonably request. All reasonable expenses incurred by UCB in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for UCB and blue sky fees and expenses, shall be paid by UCB. Underwriting discounts and commissions to brokers and dealers relating to the Option or the Option Shares, fees and disbursements of counsel to Meridian and any other expenses incurred by Meridian in connection with such filing shall be borne by Meridian. In connection with such filing, UCB shall indemnify and hold harmless Meridian against any losses, claims, damages or liabilities, joint or several, to which Meridian may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and UCB will reimburse Meridian for any legal or other expense reasonably incurred by Meridian in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that UCB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Meridian specifically for use in the preparation thereof. Meridian will indemnify and hold harmless UCB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Meridian for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Meridian will reimburse UCB for any legal or other expense reasonably incurred by UCB in connection with investigating or defending any such loss, claim, damage, liability or action.

          5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          6. Filings and Consents. Each of Meridian and UCB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement.

          7. Representations and Warranties of UCB. UCB hereby represents and warrants to Meridian as follows:

               (a) Due Authorization. UCB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by UCB. This Stock Option Agreement constitutes a legal, valid and binding obligation of UCB, enforceable against UCB in accordance with its terms.

               (b)  Authorized Shares.  UCB has taken all
     necessary corporate action to authorize and reserve for issuance all shares of Common Stock which may be issued pursuant to any exercise of the Option.

          8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          9. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          10. Assignment or Transfer. Meridian represents that it is acquiring the Option for Meridian's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Meridian is aware that neither the Option nor the Option Shares are the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, but instead are being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof.

          11. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          12. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)  If to Meridian, to:

                    Meridian Bancorp, Inc.
                    35 North Sixth Street
                    Reading, Pennsylvania  19603

                    Attention:  David E. Sparks, Chief Financial
                                Officer

                                             and

                                   Michael J. Hughes
                                   Senior Vice President,
                                   Corporate Development
                    Telecopy No.:  (610) 665-2428

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    Reading, Pennsylvania  19601

                    Attention:  Joseph M. Harenza, Esquire, and
                                David W. Swartz, Esquire
                    Telecopy No.:  (610) 376-5610

               (ii) If to UCB, to:

                    United Counties Bancorporation
                    Four Commerce Drive
                    Cranford, New Jersey  07016

                    Attention:  Eugene H. Bauer
                                Chairman of the Board and Chief
                                Executive Officer

                                        and

                                   Alice Cadby,
                                   Corporate Secretary
                    Telecopy No.:  (908) 709-1583
                                   (Marked "Confidential")

                    with copies to:

                    Pitney, Hardin, Kipp & Szuch
                    Mail:  P.O. Box 1945
                    Morristown, New Jersey 07962-1945
                    Street:  200 Campus Drive
                    Florham Park, New Jersey  07932-8950

                    Attention:  Ronald Janis, Esquire
                    Telecopy No.:  (201) 966-1550

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          14. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          15.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          17. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          18. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          19. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          20. Representations Relating to Authorizations. UCB and Meridian each represent and warrant that executions, delivery and performance of this agreement have been authorized by their respective boards of directors and constitutes a legal and valid obligation enforceable in accordance with its terms.

          21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon termination of the Agreement in accordance with the provisions thereof; provided, however, that, if the termination of the Agreement occurs after a Triggering Event, this Stock Option Agreement shall not terminate until expiration of twelve (12) months following the later of the termination of the Agreement or the completion or abandonment of any Proposal or any acquisition transaction relating to the Triggering Event.

          22. Severability. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained inn this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of the Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of UCB to allow the holder to acquire such lesser number of shares as may be permissible at such lesser price or on such other repurchase terms as such court or regulatory agency may indicate to be reasonable, without any amendment or modification hereof.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                              MERIDIAN BANCORP, INC.

                              By /s/Samuel A. McCullough
                                     Samuel A. McCullough,
                                     Chairman and
                                     Chief Executive Officer

(CORPORATE SEAL)
                              Attest: /s/William L. Gaunt
                                     William L. Gaunt,
                                     Secretary


                              UNITED COUNTIES BANCORPORATION

                              By /s/Donald S. Nowicki
                                     Donald S. Nowicki,
                                     President


(CORPORATE SEAL)
                              Attest: /s/Alice Cadby
                                     Alice Cadby,
                                     Secretary